UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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CAREMARK RX, INC.
(Name of Registrant as Specified in its Charter)
EXPRESS SCRIPTS, INC.
KEW CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXHIBIT INDEX

Exhibit No

99.1	Express Scripts press release, dated February 9, 2007

February 9, 2007
PROTECT YOUR CAREMARK INVESTMENT
VOTE AGAINST THE PROPOSED CVS MERGER TODAY
Dear Caremark Stockholder:
     For nearly eight weeks, Caremark’s Board and management have stonewalled Express Scripts. They have refused to negotiate with us regarding our offer to acquire Caremark in a transaction that we believe is clearly superior to the proposed acquisition of Caremark by CVS. Rather than pursue a deal that we believe offers you greater value today and in the future, your Board and management have gone to unusual lengths to defend its transaction with CVS — a transaction we believe offers you less value and is predicated on a model of vertical integration that has failed time and time again. By contrast, the Express Scripts offer delivers you greater and more certain value and is based on a proven model of horizontal integration.
     Send a message to the Caremark Board that they must negotiate with us — Vote Your GOLDProxy Card AGAINST the Proposed CVS Transaction Today.
IT’S CLEAR — AN EXPRESS SCRIPTS/CAREMARK COMBINATION
IS MORE CERTAIN AND WILL CREATE GREATER VALUE
     Given the past record of value destruction that has ensued when companies have attempted the kind of transaction Caremark is contemplating with CVS, coupled with the fact that the CVS currency is weaker than that of Express Scripts, we are convinced that the Express Scripts offer will deliver greater value to you, our plan sponsors and patients. Caremark’s senior management stands to gain significant financial benefits and job security from a combination with CVS, so it is no surprise to us that they are doing everything they can to throw cold water on the Express Scripts offer. Do not be distracted by Caremark’s thinly veiled attempts to secure benefits only for senior management — at the expense of you and all of their stockholders. Just take a look at what a combination with Express Scripts will deliver to you:
•	Value Creation. Express Scripts has delivered outstanding growth through continuous innovation and execution. Our fundamental business model continues to hit on all profit-generating cylinders, producing outstanding results through the greater use of generics, home delivery and specialty pharmacy. The data is clear — horizontal PBM transactions result in value creation on average of 89%. We envision $20 billion in annual generics savings opportunities in the PBM industry and a $70 billion savings opportunity in biogenerics over the next decade.

•	Certainty of Value. Express Scripts offers Caremark stockholders much greater certainty of value through a significant cash payment — approximately 50% of the total consideration in the Express Scripts offer. In addition, Express Scripts is offering Caremark stockholders stronger currency: Express Scripts has significantly outperformed CVS over the last 10 years, with total stockholder returns of 1531% to 315%, respectively.

•	Solid, Proven Plan. Based on our past experience, each time Express Scripts has acquired another PBM, the combined business increased in the number of clients beyond what each had previously. Our synergy estimates are sound and based on identifiable and clearly achievable opportunities.

CONSIDER THE IMPACT YOUR VOTE HAS ON THE VALUE OF YOUR INVESTMENT
     We believe you are faced with an easy decision to make on how to vote your shares. If you examine the facts and consider what would happen if you were to vote for the CVS acquisition, you will quickly come to realize that a vote for CVS is:
•	Destructive. Historically, vertical integrations involving a PBM have resulted in value destruction on average of 36%. The Caremark Board has agreed to sell your company at little to no premium for stockholders, while management benefits tremendously.

•	Dilutive — A Vote for Less. As a Caremark stockholder, you own a company in a high-growth industry, while in the CVS proposal you are being offered currency in a company in the slower-growing retail pharmacy sector. CVS is offering a weaker currency and only a token dividend.

•	A Gamble. Caremark’s stated strategy for the CVS merger and the resulting synergies are difficult to support. After more than a year of discussions preceding their agreement, CVS and Caremark revised their synergy numbers twice in three weeks. Curiously, these new numbers were announced after Express Scripts made its offer. CVS and Caremark have also purported “revenue synergies” with unknown, if any, profitability. Furthermore, if CVS and Caremark have identified $500 million of PBM-driven synergies, isn’t it common sense that Express Scripts will be able to generate even more synergies?
SOLID EARNINGS RESULTS ARE JUST THE BEGINNING
OF BENEFITS OFFERED IN COMBINED EXPRESS SCRIPTS/CAREMARK
     We at Express Scripts believe that actions speak louder than words — and that means continuing to produce solid earnings results. For the fourth quarter 2006, we did just that:
•	Fourth quarter diluted EPS was a record $1.02, up 32% over last year, excluding non-recurring items in both periods;

•	We increased our previous 2007 diluted EPS guidance from a range of $3.90 to $4.02 to a range of $4.08 to $4.20, which represents growth of 24% to 28% over 2006;

•	Our 2007 EPS guidance reflects our confidence in our business model, which emphasizes alignment of interests with plan sponsors and patients;

•	We generated a record $306 million of cash flow from operations in the fourth quarter;

•	Our industry-leading generic utilization rate reached a record 59.7% by helping our clients take advantage of the wave of generics entering the marketplace;

•	Our strong fourth quarter results demonstrate that we have built a solid platform for growth in 2007 and beyond; and

•	We are bullish on the PBM marketplace and believe we have considerable room to run in generics, home delivery and specialty pharmacy.
     We are excited about the future prospects of our business and we see tremendous opportunities in the PBM industry that will enable us to maintain our track record of growth and profitability. By rejecting the CVS proposal, and urging your Board to sit down and negotiate with Express Scripts, you will have a hand in driving the future value of your investment. Don’t let the Caremark Board strip you of the opportunity to reap the tremendous benefits of the upside inherent in a combination of our two companies.
CAREMARK’S RED HERRINGS — YOU CAN’T AFFORD TO TAKE THE BAIT
     Don’t be fooled by Caremark’s desperate attempts to distract your attention from an Express Scripts deal that we believe offers you greater value today and in the future. Let us set the record straight:
•	Due Diligence. Since December 18, 2006, Express Scripts has been ready to proceed. However, Caremark has stonewalled, not allowing Express Scripts an opportunity to conduct due diligence. Confirmatory due diligence could have been long completed if Caremark had cooperated, consistent with the best interests of Caremark stockholders. It is ironic that Caremark has raised this customary condition as an issue when its resolution is clearly within Caremark’s own power.

•	Regulatory Approval. The waiting period under Hart-Scott-Rodino will expire on March 8 under the re- filing of notification by Express Scripts. Express Scripts is working with the FTC in seeking to clear the transaction without the need for a second request. Look at what an independent third party has to say:
“We continue to think that ESRX has the upper hand in the competition to acquire Caremark Rx and believe ESRX can get clearance within its expected timeframe (Q3, possibly sooner).”*
(Kemp Dolliver, Cowen and Company, 02.05.07) .
•	Express Scripts Stockholder Approval. Express Scripts expects to obtain stockholder approval no later than its upcoming annual meeting.

•	Break-up Fee. Instead of considering all options, Caremark’s Board of Directors is adhering to a highly unusual interpretation of the $675 million break-up fee. Caremark is treating the fee as a “price of admission” for a conversation, rather than as a termination fee that will be paid to Caremark under certain circumstances upon termination of its merger agreement with CVS.

•	Client Growth. In the past three years, Express Scripts has taken more than twice as many clients from Caremark than vice versa. In every prior Express Scripts transaction, the combined client base grew.

•	Financing. The Express Scripts financing is in place and is subject only to standard and customary conditions. Express Scripts has executed a commitment letter with Credit Suisse and Citigroup Corporate and Investment Banking to fully finance the proposed transaction.

•	Caremark Delaware Anti-Takeover Impediments. All impediments can be easily resolved by the Caremark Board; the only roadblock is the Caremark Board.
EXPRESS SCRIPTS HAS TAKEN A NUMBER OF TANGIBLE AND
IMPORTANT STEPS TO CONSUMMATE OUR TRANSACTION
     Caremark continues to ignore the best interests of its own stockholders. Fortunately, you have an opportunity to make your own choice about the inferior CVS proposal — and we urge you to VOTE TODAY AGAINST the CVS proposal on the GOLD proxy card. Express Scripts has taken a number of tangible and important steps to advance our offer so that we can consummate a transaction with Caremark.
     We have committed financing. We commenced an exchange offer to take our offer directly to Caremark stockholders. We nominated a slate of four directors to Caremark’s Board. And we refiled notification under the Hart-Scott-Rodino Antitrust Improvements Act, seeking to clear the transaction without the need for a second request. At every step of the way, we have kept the door open for Caremark’s Board and management to speak to us about the value we know can be realized from combining our companies — and they continue to ignore us. Don’t let your Board determine your future without telling them what you think.
PROTECT YOUR RIGHT TO RECEIVE A
SUPERIOR OFFER FOR YOUR CAREMARK SHARES
     We urge you to VOTE THE GOLD PROXY CARD TODAY AGAINST the Caremark Board’s proposal to adopt the plan of merger with CVS and send a message to the Caremark Board that it must engage in a discussion with us about our clearly superior offer.
     We strongly recommend that you reject the CVS proposal.

Sincerely

George Paz
President, Chief Executive Officer And Chairman of the Board

*	Permission to use quotation was neither sought nor obtained.
Safe Harbor Statement
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•	uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•	uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network

•	the use and protection of the intellectual property we use in our business

•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	our ability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC

Risks and uncertainties relating to the proposed transaction that may impact forward-looking statements include but are not limited to:
•	Express Scripts and Caremark may not enter into any definitive agreement with respect to the proposed transaction

•	required regulatory approvals may not be obtained in a timely manner, if at all

•	the proposed transaction may not be consummated

•	the anticipated benefits of the proposed transaction may not be realized

•	the integration of Caremark’s operations with Express Scripts may be materially delayed or may be more costly or difficult than expected

•	the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements.
We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Information
Express Scripts has filed a proxy statement in connection with Caremark’s special meeting of stockholders at which the Caremark stockholders will consider the CVS Merger Agreement and matters in connection therewith. Express Scripts stockholders are strongly advised to read that proxy statement and the accompanying form of GOLD proxy card, as they contain important information. Express Scripts also intends to file a proxy statement in connection with Caremark’s annual meeting of stockholders at which the Caremark stockholders will vote on the election of directors to the board of directors of Caremark. Express Scripts stockholders are strongly advised to read this proxy statement and the accompanying proxy card when they become available, as each will contain important information. Stockholders may obtain each proxy statement, proxy card and any amendments or supplements thereto which are or will be filed with the Securities and Exchange Commission (“SEC”) free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
In addition, this material is not a substitute for the prospectus/offer to exchange and registration statement that Express Scripts has filed with the SEC regarding its exchange offer for all of the outstanding shares of common stock of Caremark. Investors and security holders are urged to read these documents, all other applicable documents, and any amendments or supplements thereto when they become available, because each contains or will contain important information. Such documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., at 800-322-2885 or by email at expressscripts@mackenziepartners.com.
Express Scripts and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Express Scripts or Caremark shareholders in connection with the proposed transaction. Information about Express Scripts’ directors and executive officers is available in Express Scripts’ proxy statement, dated April 18, 2006, filed in connection with its 2006 annual meeting of stockholders. Additional information about the interests of potential participants is included in the proxy statement filed in connection with Caremark’s special meeting to approve the proposed merger with CVS and will be included in any proxy statement regarding the proposed transaction. We have also filed additional information regarding our solicitation of stockholders with respect to Caremark’s annual meeting on a Schedule 14A pursuant to Rule 14a-12 on January 9, 2007.
About Express Scripts
Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.
Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.
Express Scripts is headquartered in St. Louis, Missouri. More information can be found at www.express-scripts.com, which includes expanded investor information and resources.
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If you have any questions or need assistance in voting the enclosed GOLD proxy card AGAINST the proposed Caremark/CVS merger, please contact our proxy advisor MacKenzie Partners at the numbers below.
Remember, even if you have already voted Caremark’s white proxy, you have every right to change your vote by executing the enclosed GOLD proxy card since only your latest dated proxy card will be counted at the special meeting.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
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